Exhibit 10.29

March 1, 1999


Mr. George A. Thomas
Simpson Industries, Inc.
47603 Halyard Drive
Plymouth, Michigan  48170-2429

Dear George:

           Simpson Industries, Inc. (the "Company") considers a dedicated and vital management team to be essential for protecting and enhancing the best interests of the Company and its shareholders. In this connection, the Company recognizes that the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. Accordingly, the Board of Directors of the Company (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's senior management, including yourself, to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of change in control of the Company.

           This letter agreement sets forth the severance benefits which the Company agrees will be provided to you in the event your employment with the Company is terminated subsequent to a "Change in Control of the Company" (as defined in Section 3 hereof) under the circumstances described below.

            1. Company's Right to Terminate. The Company may terminate your employment at any time, subject to providing the benefits hereinafter specified in accordance with the terms hereof and subject to any other benefits which the Company has agreed in writing to provide you.

            2. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect until December 31, 1999; provided, however, that commencing on January 1, 2000 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless at least 30 days prior to such January 1 date, the Company shall have given notice that it does not wish to extend this Agreement; and provided, further, that this Agreement shall continue in effect beyond the term provided herein if a change in control of the Company as defined in
Section 3 hereof, shall have occurred during such term.

            3. Change in Control. No benefits shall be payable hereunder unless there shall have been a change in control of the Company, as set forth below, and your employment by the Company shall thereafter have been terminated in accordance with Section 4 below. For purposes of this Agreement, a "Change in Control of the Company" shall mean a Change in Control of a nature that would be required to be reported in response to the requirements of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act") provided that, without limitation, such a Change in Control shall be deemed to have occurred if (i) any "person" [as such term is used in Sections 13(d) and 14(d) of the Exchange Act] is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25 percent or more of the combined voting power of the Company's then outstanding securities; or (ii) during any period of two consecutive calendar years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

            4. Termination Following Change in Control. If any of the events described in Section 3 hereof constituting a Change in Control of the Company shall have occurred, you shall be entitled to the benefits provided in
Section 5 hereof upon the subsequent termination of your employment within two years from the date of such

Change in Control unless such termination is (a) because of your death, (b) by the Company for Cause or Disability or (c) by you other than for Good Reason.

                       (i) Disability. Termination by the Company of your employment based on "Disability" shall mean termination because of your absence from your duties with the Company on a full time basis for 180 consecutive calendar days, as a result of your incapacity due to physical or mental illness, unless within 30 days after Notice of Termination (as hereinafter defined) is given following such absence you shall have returned to the full time performance of your duties.

                       (ii) Cause. Termination by the Company of your employment for "Cause" shall mean termination upon (A) the willful and continued failure by you to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness), after a demand for substantial performance is delivered to you by the Chief Executive Officer of the Company or by the Chairman of the Board of Directors which specifically identifies the manner in which such executive believes that you have not substantially performed your duties, or (B) the willful engaging by you in misconduct which is materially injurious to the Company, monetarily or otherwise. For purposes of this paragraph, no act, or failure to act, on your part shall be considered "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a Notice of Termination from the Chief Executive Officer of the Company after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Chief Executive Officer, finding that in the good faith opinion of such executive you were guilty of conduct set forth above in clauses (A) or (B) of the first sentence of this paragraph and specifying the particulars thereof in detail.

                       (iii) Good Reason. Termination by you of your employment for "Good Reason" shall mean termination based on:

                                        (A) the assignment to you of any
                             duties inconsistent with your position, duties, responsibilities and status with the Company immediately prior to a Change in Control, or a change in your reporting responsibilities, titles or offices as in effect immediately prior to a Change in Control, or any removal of you from or any failure to re-elect you to any of such positions, except in connection with the termination of your employment for Cause or Disability or as a result of your death or by you other than for Good Reason;

                                        (B) a reduction by the Company in
                             your base salary as in effect on the date hereof or as the same may be increased from time to time;

                                        (C) a failure by the Company to
                             continue the Company's incentive bonus plans as the same may be modified from time to time but substantially in the form currently in effect (the "Plans"), or a failure by the Company to continue you as a participant in the Plans on at least the present basis or to pay you the amounts which you would be entitled to receive based on the Company's performance in accordance with the Plans;

                                        (D) the Company's requiring you to be
                             based anywhere other than your present location or the Company's principal executive offices except for required travel on the Company's business to an extent substantially consistent with your present business travel obligations, or in the event you consent to any such relocation, the failure by the Company to pay (or reimburse you for) all reasonable moving expenses incurred by you or to indemnify you against any loss realized in the sale of your principal residence in connection with any such relocation;

                                        (E) the failure by the Company to
                             continue in effect any benefit, retirement or compensation plan, savings and profit sharing plan, stock ownership plan, stock purchase plan, stock option plan, life insurance plan, health and accident plan, dental plan or disability plan in which you are participating at the time of a Change in Control of the Company (or plans pro- viding you with no less favorable benefits), the taking of any action by the Company which would adversely affect your participation in or materially reduce your benefits under any of such plans or deprive you of any material fringe benefit enjoyed by you at the time of the Change in Control, or the failure by the Company to provide you with the number of paid vacation days to which you are then entitled in accordance with the Company's normal vacation policy in effect on the date hereof;

                                        (F) the failure by the Company to
                             obtain the assumption of the agreement to perform this Agreement by any successor as contemplated in Section 6 hereof; or

                                        (G) any purported termination of your
                             employment which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (iv) below [and, if applicable, paragraph (ii) above]; and for purposes of this Agreement, no such purported termination shall be effective.

                              (iv) Notice of Termination. Any purported
                   termination by the Company pursuant to paragraph (i) or
                   (ii) above or by you pursuant to paragraph (iii) above shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

                               (v) Date of Termination. "Date of Termination"
                   shall mean (A) if your employment is terminated for Disability, 30 days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such 30 day period), (B) if your employment is terminated pursuant to paragraph (ii) above, the date specified in the Notice of Termination, and (C) if your employment is terminated for any other reason, the date on which a Notice of Termination is given; provided if within 30 days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

                   5.  Compensation upon Termination or During Disability.

                               (i) During any period that you fail to perform
                   your duties hereunder as a result of incapacity due to physical or mental illness, you shall continue to receive your full base salary at the rate then in effect and any bonus payments under the Plans paid during such period until this Agreement is terminated pursuant to paragraph 4(i) hereof. Thereafter, your benefits shall be determined in accordance with the Company's long-term disability plan then in effect.

                              (ii) If your employment shall be terminated for
                   Cause, the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Company shall have no further obligation to you under this Agreement.

                             (iii) If your employment by the Company shall be
                   terminated (A) by the Company other than for Cause or Disability or (B) by you for Good Reason, then you shall be entitled to the benefits provided below:

                                        (A) the Company shall pay you your
                             full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and the amount, if any, with respect to any year then ended which pursuant to the Plans would have accrued to you on the basis of the Company's performance but which has not yet been paid to you;

                                        (B) From the date of Termination
                             through a period of 24 months following the Change in Control or until your normal retirement date (whichever first occurs), you shall be entitled to receive as severance pay
                             (i) a monthly payment equal to your monthly salary for the last full month immediately preceding termination, plus 1/12 of the average of the short-term incentive bonus payments paid to you or accrued with respect to each of the two years preceding termination; (ii) continued treatment as an "employee" under any stock option, employee benefit or other compensation arrangement (for the remaining period); (iii) full benefits under each employee welfare benefit plan in which you were entitled to participate immediately prior to date of termination; (iv) the right to immediately exercise in full all outstanding stock options;
                             (v) full credit under the Company's retirement plans for service through the remaining period.

                                        (C) The Company shall also pay to you
                             all legal fees and expenses incurred by you as a result of any controversy over this Agreement, to the extent you are successful in legal proceedings against the Company.

                              (iv) Notwithstanding the foregoing, no payments
                   shall be provided under subsection (iii) to the extent that they would (A) constitute an "excess parachute payment" under Section 280G of the Internal Revenue Code,
                   (B) disqualify an employee benefit plan or trust under the Internal Revenue Code, or (C) cause an employee benefit plan or trust to violate the Employee Income Retirement Security Act of 1974, as amended.

                   6.  Successors; Binding Agreement.

                               (i) The Company will require any successor
                   (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you terminated your employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this paragraph 6 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                              (ii) This Agreement shall inure to the benefit
                   of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

                    7. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, returned receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention to the Chief Executive Officer of the Company with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

                    8. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and such officer as may be specifically designated by the Board of Directors of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Michigan.

                    9. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                   10. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Oakland County, Michigan in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

                   To confirm your acceptance, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

                                       Sincerely,

                                       SIMPSON INDUSTRIES, INC.


                                       By:
                                          Roy E. Parrott, President


Agreed to this 1st day of March, 1999



George A. Thomas